Exhibit 4.4

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (THE "DEPOSITORY") to PSEG ENERGY HOLDINGS L.L.C. (the "COMPANY") or its agent for registration of transfer, exchange or payment, and such certificate issued is registered in the name of CEDE & CO., or such other name as requested by an authorized representative of the Depository, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, since the registered owner hereof, CEDE & CO., has an interest herein.

Unless and until this certificate is exchanged in whole or in part for Notes in certificated form, this certificate may not be transferred except as a whole by the Depository to a nominee thereof or by a nominee thereof to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor of the Depository or a nominee of such successor.

CUSIP NO.______                                                       $_________
No. R-1

                           PSEG ENERGY HOLDINGS L.L.C.
                           7.75% Senior Note due 2007

      PSEG ENERGY HOLDINGS L.L.C., a New Jersey limited liability company (herein referred to as the "Company," which term includes any successor company under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $
on April 16, 2007 (the "Stated Maturity Date"), unless redeemed or repurchased in accordance with the provisions of this Note, and to pay interest on the
outstanding  principal  amount of this Note from            ,  semi-annually  in
arrears on April 16 and October 16 in each year,  commencing
(each, an "Interest Payment Date") at 7.75% per annum until the principal hereof is paid or duly provided for. Interest payable on each Interest Payment Date will include interest accrued from and including or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, to but excluding such Interest Payment Date. Interest will be computed based on a 360-day year consisting of twelve 30-day months.

      The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as provided below, be paid to the person (the "Holder") in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the

April 1 and October 1 (whether or not a Business Day (as defined below)) next preceding such Interest Payment Date (a "Regular Record Date"). Any such interest not so punctually paid or duly provided for ("Defaulted Interest") will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee hereinafter referred to, notice whereof shall be given to the Holder of this Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

      For purposes of this Note, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in Newark New Jersey and The City of New York are authorized or obligated by law or executive order to close.

      Payment of the principal of and any premium on this Note on the Stated Maturity Date or date of earlier redemption or repurchase will be made against presentation of this Note at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

      Payments of principal, premium, if any, and interest in respect of this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of pubic and private debts
(i) in the case of payments on the Stated Maturity Date or date of earlier redemption or repurchase, in immediately available funds and (ii) in the case of payments on an Interest Payment Date, at the option of the Company, by check mailed to the Holder entitled thereto at the applicable address appearing in the Security Register or by transfer of immediately available funds to an account maintained by the payee with a bank located in the United States of America; provided, however, that so long as Cede & Co. is the Holder of this Note, payments of interest on an Interest Payment Date will be made in immediately available funds.

      Any payment of principal, premium or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment.

      General. This Note is one of the duly authorized issues of securities of the Company (the "Securities"), issued or to be issued in one or more series under the Indenture, dated as of October 8, 1999, as supplemented by the First Supplemental Indenture, dated as of September 30, 2002, between Wachovia Bank, National Association (formerly known as First Union National Bank) (the "Trustee") and the Company (together with all supplements thereto, the "Indenture"), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and each of the holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered and transferred. The Notes will be limited to $350,000,000 aggregate principal amount, except as permitted in the Indenture. All terms used in this Note which are not defined herein shall have the meanings assigned to them in the Indenture.

      Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

      Redemption. This Note will be redeemable at the option of the Company, in whole or in part at any time, on at least 30 days but not more than 60 days prior written notice mailed to the Holder hereof, at a price the ("Redemption Price") equal to the greater of (i) 100% of the principal amount to be redeemed, and (ii) the sum, as determined by the Quotation Agent (as defined below), of the present values of the principal amount to be redeemed and the remaining scheduled payments of interest thereon from the date of redemption (the "Redemption Date") to April 16, 2007 (the "Remaining Life"), discounted from their respective payment dates to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in either case, accrued interest thereon to the Redemption Date.

      If money sufficient to pay the Redemption Price of and accrued interest on all of this Note (or portion hereof) to be redeemed on a Redemption Date is deposited with the Trustee or a Paying Agent on or before such Redemption Date and certain other conditions are satisfied, then on and after such Redemption Date, interest will cease to accrue on this Note (or such portion hereof) called for redemption.

      This Note will not be entitled to the benefit of, or be subject to, any sinking fund.

      Option to Elect Repayment Upon a Change of Control. In the event of a Change of Control (as defined in the Indenture), the Holder of this Note shall have the right to require the Company to repurchase this Note, in whole or in part, at 101% of the principal amount thereof plus accrued interest to the Repayment Date in accordance with the procedures set forth in the Indenture.

      The Company shall comply with Rule 14e-1 under the Securities Act of 1934, as amended (the "Exchange Act"), and any other applicable laws and regulations in the event that a Change of Control occurs.

      Notwithstanding the definition of term "Change of Control" in the Indenture, for purposes of this Note, Change of Control shall mean the occurrence of one or more of the following events: (i) PSEG (or its successors) shall cease to own a majority of the outstanding Voting Stock of the Company,
(ii) at any time following the occurrence of the event described in clause (i), a Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons (other than PSEG) shall have become, directly or indirectly, the beneficial owner, or shall have acquired the absolute power to direct the vote, of more than 35% of the outstanding Voting Stock of the Company, (iii) during any twelve-month period, individuals who at the beginning of such period constitute the Board of Managers (together with any new managers whose election or nomination was approved by a majority of the managers then in office who were either managers at the beginning of such period or who were previously so approved) shall cease for any reason to constitute a majority of the Board of Managers, unless approved by a majority of such Board of Managers in office at the beginning of such period (including such new managers) or (iv) the Company shall have consolidated with or merged with or into another

Corporation or the properties and assets of the Company shall have been conveyed or transferred substantially as an entirety to any Person in accordance with
Section 801 of the Indenture. Notwithstanding the foregoing, a Change of Control shall be deemed not to have occurred if one or more of the above events occurs or circumstances exist and, after giving effect thereto, the Securities are rated no less than "BBB-" by Standard & Poor's Ratings Group and "Baa3" by Moody's Investors Service Inc.

      Terms not otherwise defined in this Section shall have the respective meanings ascribed thereto in the Indenture.

      Certain Definitions.

      "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life of the Notes to be redeemed.

      "Comparable Treasury Price" means, with respect to any Redemption Date, the average of four Reference Treasury Dealer Quotations, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      "Quotation Agent" means the Reference Treasury Dealer appointed by the Company. "Reference Treasury Dealer" means: (i) each of Lehman Brothers Inc. and Credit Suisse First Boston LLC and their respective successors; provided, however, that if the foregoing shall cease to be primary United States Government securities dealers in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

      "Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding such Redemption Date, using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

      Certain Financial Covenants. The provisions of this section shall be applicable to the Notes until such time as the Notes are rated at least BBB by Standard & Poor's Ratings Group and Baa2 by Moody's Investors Service, Inc., in each case with a stable outlook.

      Limitations on the Incurrence of Debt. The Company shall not incur additional Consolidated Recourse Indebtedness (as defined below), other than Permitted Indebtedness (as defined below), unless, on a pro forma basis giving effect to the incurrence of the additional Consolidated Recourse Indebtedness, (i) the Debt Service Coverage Ratio (as defined below) of the Company would be at least 2.0 to 1.0 and (ii) the ratio obtained by dividing Consolidated Recourse Indebtedness by Recourse Capitalization (as defined below) would not exceed 0.60 to 1.0

      Limitation on Asset Sales. Without the consent of the holders of a majority in principal amount of the outstanding Notes voting as a separate series under the Indenture, and except with respect to any transaction to which the provisions of Article Eight of the Indenture would relate, the Company shall not, and shall not permit any of its Subsidiaries to, consummate any Asset Sale (as defined below), if (i) the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 10% of the Total Assets of the Company and its consolidated Subsidiaries as shown on the line item of the same title on the Company's most recent quarterly audited or unaudited consolidated balance sheet; provided however, that any such Asset Sale shall be disregarded for purposes of the 10% limitation specified above to the extent that the net proceeds thereof received by the Company or any Subsidiary are (a) within 12 months of the consummation of such Asset Sale, invested or reinvested by the Company or any of its Subsidiaries in a Permitted Business (as defined below), (b) used by the Company or any of its Subsidiaries to repay Indebtedness of the Company or such Subsidiary, or (c) retained by the Company or any of its Subsidiaries.

      Definitions. The following are definitions of certain terms used in this section. Capitalized terms used and not otherwise defined in this section shall have the meanings ascribed thereto in this Note and the Indenture.

      "Asset Sale" means any sale for cash of any properties or assets of the Company or any of its Subsidiaries including by way of the sale by the Company or any of its Subsidiaries of equity interests in any Subsidiary or by way of a Sale and Leaseback Transaction or similar transaction; provided, however, that the term Asset Sale shall not include: (i) any sales of accounts receivable,
(ii) sales of any properties or assets sold prior to December 31, 2002 or held for sale or classified as discontinued operations as of that date, (iii) any distribution from partnership investments of PSEG Resources LLC, (iv) any sales of properties or assets required to be sold to conform with governmental requirements, (v) any sales of properties or assets that, in the Company's opinion are obsolete, worn out or no longer useful or necessary in connection with the operation of the business of the Company or its Subsidiaries, or (vi) any sales of properties or assets to the Company or a wholly-owned Subsidiary of the Company.

      "Consolidated Recourse Indebtedness" means, without duplication, Indebtedness of the Company and the Material Subsidiaries, but excluding (i) non-recourse Indebtedness, (ii) Indebtedness in the form of performance or bid bond support or commitments, (iii) Indebtedness in the form of equity support or commitments, and (iv) Indebtedness owing to Public Service Enterprise Group Incorporated or any affiliate thereof.

      "Consolidated Member's Equity" means the consolidated member's equity of the Company as determined in accordance with generally accepted accounting principles in the United States as of the date of any determination thereof; provided that, Accumulated Other

Comprehensive (Loss) Income as shown on the line item of the same title on the Company's consolidated balance sheet shall be disregarded.

      "Debt Service Coverage Ratio" means the ratio obtained by dividing, (a) without duplication, (i) the sum of (x) EBITDA for the preceding four fiscal quarters, (y) non-cash impairment charges against EBITDA, and (z) return of capital from any Subsidiary of the Company, less (ii) consolidated interest expense that is not a direct obligation of the Company and/or any Material Subsidiary; by (b) interest expense for the preceding four fiscal quarters that is a direct obligation of the Company and/or any Material Subsidiary. For purposes of this definition, the Company may elect to include in interest expense interest on the maximum amount of Indebtedness permitted to be drawn under a credit facility at the time such credit facility is first entered into (to the extent such Indebtedness is not Permitted Indebtedness), in which case
(A) subsequent draws under such credit facility up to the maximum amount shall not constitute a separate incurrence of Indebtedness, and (B) such maximum amount shall be used in the calculation of the Debt Service Coverage Ratio for subsequent incurrences of additional Consolidated Recourse Indebtedness. If the Company makes such an election, the interest rate applicable to such credit facility on the date of determination shall be used to determine interest expense on the maximum amount of Indebtedness that may be incurred thereunder.

      "EBITDA" means, for the Company, the sum of Operating Income, Other Income and Depreciation and Amortization, each as shown on the line item of the same title on the Company's consolidated income statement for the relevant period.

      "Five Year Credit Facility" means the $495,000,000 Revolving Credit Facility and Reimbursement Agreement, dated as of May 12, 1999, among the Company, the various banks named therein and the various agents referred to therein, as in effect from time to time.

      "Permitted Business" means a business that is the same or similar to the business of the Company or any Subsidiary as of April 16, 2003, or any business reasonably related thereto.

      "Permitted Indebtedness" means (i) Indebtedness outstanding as of April 16, 2003, (ii) Indebtedness not to exceed $495 million at any one time under the Company's Five Year Credit Facility (or any extension, renewal or replacement thereof), (iii) Indebtedness incurred to refinance, retire or replace any Indebtedness of the Company or any Subsidiary outstanding as of April 16, 2003 (including successive refinancings or replacements of such Indebtedness) in a principal amount no greater than the Indebtedness to be refinanced, retired or replaced (plus any premiums, costs and expenses payable in connection therewith), (iv) guarantees by the Company or any Material Subsidiary of any Consolidated Recourse Indebtedness of the Company or another Material Subsidiary and (v) Indebtedness the net proceeds of which are used to repurchase outstanding Securities of any series issued under the Indenture pursuant to
Section 1007 thereof or deposited to defease Securities of any series issued under the Indenture pursuant to Article 14 thereof.

      "Recourse   Capitalization"   means  the  sum  of  Consolidated   Recourse
Indebtedness and Consolidated Member's Equity, each as at the date of any determination thereof.

      Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series. Such amendment may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of all Securities issued under the Indenture at the time Outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Outstanding Securities, to waive compliance by the Company with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of an individual series, to waive, on behalf of all of the Holders of Securities of such individual series, certain past defaults under the Indenture and their consequences. Any such consent or waiver shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

      No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency herein prescribed.

      Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

      Authorized Denominations. The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

      Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the Security Register upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

      As provided in the Indenture and subject to certain limitations herein and therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

      This Note is a Global Security. If The Depository Trust Company is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days or an Event of Default under the Indenture has occurred and is continuing, the Company will issue Notes in certificated form in exchange for this Global Security. In addition, the Company may at any time determine not to have Securities represented by one or more Global Securities and, in such event, will issue Notes in certificated form in exchange in whole for this Global Security. In any such instance, an owner of a beneficial interest in this Global Security will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

      No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder of this Note as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

      Defined Terms. All terms used in this Note which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture. The term "Board of Directors" as referred to in the Indenture shall, for all purposes of this Note, mean the "Board of Managers" as defined in this Note.

      Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New Jersey.

      Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

      IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its facsimile company seal.

Dated:       , 2003                          PSEG ENERGY HOLDINGS L.L.C.

                                             By:
                                                    ----------------------------
                                                           Vice President

                                             Attest:
                                                    ----------------------------
                                                             Secretary

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

      This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

                                                         WACHOVIA BANK, NATIONAL
                                                         ASSOCIATION, as Trustee

                                             By:
                                                    ----------------------------
                                                        Authorized Signatory

                                 ASSIGNMENT FORM

To assign this Security, fill in the form below:
  I or we assign and transfer this Security to

                  (Insert assignee's soc. sec. or tax I.D. No.)

              (Print or type assignee's name, address and zip code)

and irrevocably appoint ______________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:                                       Signed:
       ----------------------------------           ----------------------------
                                                    (Sign exactly as your name
                                                    appears on the other side of
                                                    this Security)

Signature Guarantee:
                    ------------------------------------------------------------

                         OPTION TO ELECT REPAYMENT FORM

         If you wish to elect to have this Note repurchased by the Company upon a Change of Control, check this box: |_|

      If you wish to elect to have only part of this Note repurchased by the Company upon a Change of Control, state the amount: $

Dated:                                       Signed:
       ----------------------------------           ----------------------------
                                                    (Sign exactly as your name
                                                    appears on the other side of
                                                    this Security)

Signature Guarantee:
                    ------------------------------------------------------------